FORM 4
[ ]Check box if no longer         U.S. SECURITIES AND EXCHANGE COMMISSION
subject to Section 16.                     Washington, D.C. 20549
Form 4 or Form 5 obligations
may continue.  See Instruc-     STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
tion 1(b).

	Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
	  Section 17(a) of the Public Utility Holding Company Act of 1935 or
		Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person|2. Issuer Name and Ticker or Trading
Frisch         Ivan                T.  |   Symbol
(Last)        (First)          (Middle)|
                                       |   Standard Microsystems Corporation
         Polytechnic University        |   (SMSC)
           6 MetroTech Center          |
              (Street)                 |
                                       |-------------------------------------
Brooklyn            NY          11201  |3. IRS or Social Security Number of
(City)           (State)        (Zip)  |   Reporting Person (Voluntary)
                                       |
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4. Statement of Month/Year|5. If Amendment, Date or Original (Month/Year)
   10/98                  |
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6. Relationship of Reporting Person|7. Individual or Joint/Group Filing
   to Issuer (Check all applicable)|
                                   |   x  Form filed by one Reporting Person
   x  Director            10% Owner|  ---
  ---                 ---          |      Form filed by more than one
      Officer (give       Other    |  --- Reporting Person
  --- title below)    --- (specify |
                          below)   |
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Table I - Non-Derivative Securties Acquired, Disposed of, or Beneficially Owned

1.Title of security      2.Transaction     3.Transaction      4.Securities       5.Amount of         6.Ownership     7.Nature of
                           Date              Code               Acquired (A)       Securities          Form:           Indirect
                           (Month/Day/Year)  Code   V           or Disposed        Beneficially        Direct (D)      Beneficial
                                                                of (D)             Owned at End        Indirect (I)    or Ownership
                                                                                   of Month
                                                                   (A)
                                                                   or
                                                           Amount  (D)  Price
Common Stock               10/09/98          P             5000    A    5.124      10000               D

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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

FORM  4 (Continued)         Table II-Derivative Securities Acquired, Disposed
                                    of, or Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)

1.Title of                2.Conversion or     3. Transaction  4.Transaction  5. Number of        6.Date
  Derivative                Exercise Price       Date           Code            Derivative         Exercisable
  Security                  of Derivative        (Month/                        Securities         and Expiration
                            Security             Day/Year)                      Acquired (A)       Date
                                                                                or Disposed        (Month/Day/Year)
                                                                                (D)                Date         Expiration
                                                                Code   V        (A)      (D)       Exercisable  Date

7.Title and                8.Price of             9.Number of            10.Ownership     11.Nature
  Amount of                  Derivative             Derivative              Form of          of
  Underlying                 Security               Securities              Derivative       Indirect
  Securities                                        Beneficially            Security:        Beneficial
                                                    Owned at End            Direct (D)       Ownership
                                                    of Month                or
                                                                            Indirect (I)
  Title         Number
		of Shares


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
Explanation of Responses:



**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

         /s/ Ivan T. Frisch                  November 2, 1998
-------------------------------------        ----------------
   **Signature of Reporting Person                  Date